SECURITIES  AND EXCHANGE COMMISSION
                   Washington,  D.C.    20549


                     _______________________


                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):
                     February 28, 1998



               MAINSTREET  BANKGROUP INCORPORATED
  --------------------------------------------------------------
             (Exact name of as specified in charter)


    Virginia                 0-8622               54-1046817
----------------         --------------       ------------------
(State or other           (Commission           (IRS Employer
 jurisdiction of          File Number)        Identification No.)
 incorporation)


       P.O. BOX 4831, Martinsville, Virginia    24115-4831
  -------------------------------------------------------------
    (Address of principal executive offices )    (Zip Code)


        Registrant's telephone number, including area code:
                          540-666-6724



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Item 5.    Other Events

     This current report on Form 8-K is being filed by MainStreet
BankGroup Incorporated ("Registrant") to report that the Registrant completed its acquisition of Tysons Financial
Corporation ("Tysons"), McLean, Virginia, effective February 28,
1998 at 11:59 p.m. having received all required regulatory and shareholder approvals.

     The shareholders of Tysons met February 9, 1998 and approved the merger. Shares voted for the acquisition of Tysons by MainStreet BankGroup Incorporated were 827,497 or 77.22% of the
1,071,619 shares outstanding. Shares voted against the acquisition were 1,400 or .13%. Shares abstained were 1,425 or
 .13%.  Shares not voted were 241,297 or 22.52%.

     Under terms of the agreement, each shareholder of Tysons common stock were to receive the equivalent of $14.50 per share of MainStreet BankGroup stock for each share held of Tysons stock. This resulted in an exchange ratio of .527 shares of Registrant's common stock for each share of Tysons stock. Also under terms of the agreement, Registrant agreed to purchase Tysons' outstanding directors' warrants for the difference between the exercise price per warrant and $14.50. The warrants initially were converted into Tysons' common stock. After this initial conversion, the common stock exchange ratio, .527, was be applied. In addition, MainStreet agreed to purchase Tysons' directors' options for the difference between the exercise price per option and $14.50 in MainStreet common stock. The outstanding directors' options were at exercise prices of $9.125 and $12.50 and resulted in an exchange ratio of .193 and .073, respectively. The outstanding shares of Tysons common stock, directors' warrants, and directors' options of Tysons will be exchanged for approximately 610,348 shares of Registrant's common stock.

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              MAINSTREET BANKGROUP INCORPORATED

Date: March 5, 1998           By:  /S/ JAMES E. ADAMS
      -------------                -------------------------
                                   James E. Adams
                                   Executive Vice President,
                                   Chief Financial Officer/
                                   Treasurer